Exhibit 10.1

CONFIDENTIAL TRANSITION, SEPARATION AND RELEASE AGREEMENT

This Confidential Transition, Separation and Release Agreement ("Agreement") is between Chris Miner ("Employee") and WillScot Mobile Mini Holdings Corp. (formerly known as WillScot Corporation) (the "Company") (hereinafter the "parties"), and is entered into as of April 21, 2022. This Agreement will not become effective until the expiration of seven (7) days from Employee's execution of this Agreement (the "Effective Date").

WHEREAS, Employee has been employed by Company and is a party to that certain Employment Agreement dated March 1, 2020 (the “Employment Agreement”).

WHEREAS, the Employee's employment with Company will be terminated by the Company without Cause effective as of July 29, 2022 or such other date as the parties may agree (the "Termination Date");

WHEREAS, Company and Employee desire to avoid disputes and/or litigation regarding Employee's termination from employment or any events or circumstances preceding or coincident with the termination from employment; and

WHEREAS, Company and Employee have agreed upon the terms on which Employee is willing, for sufficient and lawful consideration, to compromise any claims known and unknown which Employee may have against Company.

WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Company, and the termination thereof;

NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, Employee's employment with Company will terminate upon the following terms (any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement):

1.	Termination Date and Transition Period; Consulting:

(i)     Employee’s last day of employment with the Company will be the Termination Date and, for the sake of clarity, such date shall be a “separation from service” for purposes of Section 409A of the Code. After the Termination Date, Employee will not represent himself as being an employee, officer, attorney, agent, or representative of the Company for any purpose but may disclose that he remains an advisor to the Company in accordance with Section 1(b) below. Except as otherwise set forth in this Agreement, the Termination Date is the employment separation date for Employee for all purposes, meaning Employee is not entitled to any further compensation, monies, or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company, as of the Termination Date. By the Termination Date, Employee must return all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Company property in Employee’s possession other than the Employee’s cell phone and laptop. Employee shall remain employed by the Company as of the date hereof until the Termination Date (the “Transition Period”), subject to the terms and conditions of this Agreement and the Employment Agreement. During the Transition Period, Employee will remain an active employee of the Company, will transition his duties, and will continue receiving all payments, benefits and equity grants he is currently receiving or entitled to receive as an active employee for the performance of his services, including, but not limited to, those under the Employment Agreement.

(ii)    Employee will support the Company in all matters relating to the orderly transition of his duties and responsibilities. On and after the Termination Date, given the importance of Employee’s knowledge and experience, to the extent requested by the Company, he hereby agrees to be reasonably available to assist and consult with the Company upon mutually agreeable times and places on matters related to the Company, provided that the Company will make reasonable efforts to minimize any interruption to his personal and any other professional commitments and fiduciary duties to a subsequent employer. The Company shall reimburse Employee for reasonable expenses incurred in connection with the provision of such consultation.

2.              Employee Representations: Employee specifically represents, warrants, and confirms that Employee (i) has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency; (ii) has been properly paid for all hours worked for the Company; (iii) has received all salary, wages, commissions, bonuses, and other compensation due to Employee (aside from amounts due in connection with the Employment Agreement or this Agreement, including Employee’s final payroll check for salary through and including the Termination Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Termination Date); and (iv) has not engaged in any unlawful conduct and is not aware of any allegations of unlawful conduct relating to the business of the Company that has not been disclosed to the CHRO or the Chief Executive Officer. If any of these statements is not true, Employee cannot sign this Agreement and must notify the Company immediately in writing of the statements that are not true. This notice will not automatically disqualify Employee from receiving the benefits described herein, but will require the Company’s further review and consideration.

3.              General Release: Employee for himself and on behalf of Employee's attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Company and any current or former stockholders, directors, parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, and their successors and assigns, from any and all claims and causes of action whatsoever, whether known or unknown or whether connected with Employee's employment by Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or released in this agreement), or under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Older Workers Benefit Protection Act, the Discrimination in Employment Act, the Persons With Disabilities Employment Protection Act, the Delaware Whistleblowers' Protection Act, the Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, Delaware's social media law (all as amended), or any other municipal, local, state, or federal law, common or statutory, but excluding any claims with respect to the Company's obligations under the Employment Agreement, any claims relating to vested benefits under any Company employee benefit plan (including without limitation any such plan subject to the Employee Retirement Income Security Act of 1974, as amended) and any claims which Employee cannot release as a matter of applicable law. Furthermore, neither this Agreement nor the Employment Agreement shall apply to, modify or in any way supersede obligations arising from any of (i) the terms of directors and officers insurance or (ii) any indemnification agreement (and any coverage under directors and officers or similar liability insurance) for the benefit of the Employee as a result of the Employee's position as a director or officer of the Company or one of its affiliates.

4.              Covenant Not to Sue: Employee also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against Company or any of the released parties based upon any of the claims released in this Agreement.

5.              Severance Terms: Upon the expiration of seven (7) days from Employee's execution of this Agreement and provided that this Agreement has become effective in accordance with its terms, in consideration for the promises, covenants, agreements, and releases set forth herein and in the Employment Agreement, Company agrees to pay Employee the Severance Benefits as defined in and pursuant to Section 9(d) of the Employment Agreement (the "Severance Benefits") following the Termination Date; provided, however, that Section 9(d)(B) shall read, “a pro rata portion (based on the number of days during the applicable fiscal period prior to the Date of Termination) of the Annual Bonus the Executive would have earned absent such termination, with such payment to be made based on actual performance, to be paid as soon as practicable after the Termination Date.” Employee understands, acknowledges, and agrees that these benefits exceed what Employee is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement and the general release contained herein.

6.              Right to Revoke: Employee may revoke this Agreement by notice to Hezron Lopez, EVP, Chief Human Resources Officer and ESG, in writing, received within seven (7) days of the date of its execution by Employee (the "Revocation Period"). Employee agrees that Employee will not receive the benefits provided by this Agreement if Employee revokes this Agreement. Employee also acknowledges and agrees that if Company has not received from Employee notice of Employee's revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived Employee's right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect. This Agreement shall not become effective until the eighth (8th) day after Employee signs, without revoking, this Agreement. No payments due to Employee under this Agreement shall be made or begin before the Effective Date.

7.              Acknowledgement: Employee acknowledges and agrees that: (A) except as to any Severance Benefits which remain unpaid as of the date of this Agreement, no additional consideration, including salary, wages, bonuses or Equity Awards as described in the Employment Agreement, is to be paid to him by Company in connection with this Agreement; (B) except as provided by this Agreement, Employee has no contractual right or claim to the Severance Benefits; and, (C) payments pursuant to this Agreement shall terminate immediately if Employee breaches any of the provisions of this Agreement which is not cured within 15 days of written notice delivered to Employee specifying the breach from the Company.

8.              Non-Admissions: Employee acknowledges that by entering into this Agreement, Company does not admit, and does specifically deny, any violation of any local, state, or federal law.

9.              Confidentiality: Employee agrees that Employee shall not directly or indirectly disclose the terms, amount or fact of this Agreement to anyone other than Employee's immediate family or counsel, bankers or financial advisors, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law; provided that Employee may disclose his post-termination obligations to a prospective employer.

10.              Nondisparagement: Each party agrees that it will not make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of the other including, in the case of Company, its employees, directors and stockholders.

11.              Acknowledgement of Restrictions; Confidential Information: Employee acknowledges and agrees that Employee has continuing non-competition, non-solicitation and non-disclosure obligations under the Employment Agreement . Employee acknowledges and reaffirms Employee's obligation to continue abide fully and completely with all post- employment provisions of the Employment Agreement; provided, however, that “Non-Compete Period” shall mean “the period commencing on the date hereof and ending twenty-four months after the earlier of the expiration of the Employment Period or the Executive's Date of Termination.” Employee agrees that nothing in this Agreement shall operate to excuse or otherwise relieve Employee of such obligations.

12.              Indemnification: The Company agrees it shall indemnify Employee in accordance with Article 6 of the Company’s Bylaws as in effect on the date hereof, including any advancement of expenses. Employee will remain covered under the Company’s directors and officers liability insurance policy for his acts and omissions during his employment, in accordance with the terms of such policy.

13.              Severability: If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.

14.              Entire Agreement: This Agreement, along with the Employment Agreement, constitute the entire agreement between the Employee and Company, and supersede all prior and contemporaneous negotiations and agreements, oral or written. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.

15.              Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except where preempted by federal law.

16.              Statement of Understanding: By executing this Agreement, Employee acknowledges that (a) Employee has had at least twenty-one (21) or forty-five (45) days, as applicable in accordance with the Age Discrimination in Employment Act, as amended, (the "ADEA") to consider the terms of this Agreement (and any attachment necessary or desirable in accordance with the ADEA) and has considered its terms for such a period of time or has knowingly and voluntarily waived Employee's right to do so by executing this Agreement and returning it to Company; (b) Employee has been advised by Company to consult with an attorney regarding the terms of this Agreement; (c) Employee has consulted with, or has had sufficient opportunity to consult with, an attorney of Employee's own choosing regarding the terms of this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Employee's complete satisfaction; (e) Employee has read this Agreement and fully understands its terms and their import; (f) except as provided by this Agreement, Employee has no contractual right or claim to the benefits and payments described herein; (g) the consideration provided for herein is good and valuable; and (h) Employee is entering into this Agreement voluntarily, of Employee's own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

WILLSCOT MOBILE MINI HOLDINGS CORP.
By:	/s/ Brad Soultz

Date:	April 21, 2022

Name:	Bradley L. Soultz
Title:	Chief Executive Officer

EMPLOYEE

By:	/s/ Chris Miner

Date:	April 21, 2022
Name:	Chris Miner

Signature page to Transition, Separation and Release Agreement

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